 As filed with the Securities and Exchange Commission on November 6, 2001

                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                        Amendment No. 1 to Form S-1


                                on Form S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                    2834                    13-3697002
(State or jurisdiction of     (Primary Standard           (I.R.S. Employer
     incorporation or     Industrial Classification      Identification No.)
      organization)              Code Number)

                         9333 Genesee Avenue, Suite 200
                          San Diego, California 92121
                                 (858) 587-9333
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                               Richard B. Hollis
               Chairman of the Board and Chief Executive Officer
                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         9333 Genesee Avenue, Suite 200
                          San Diego, California 92121
                                 (858) 587-9333
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                   Copies to:
                                Eric J. Loumeau
                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         9333 Genesee Avenue, Suite 200
                          San Diego, California 92121

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION

               Preliminary Prospectus Dated November 6, 2001


                                     [logo]

                                2,250,000 Shares

                                  Common Stock

                               ----------------

   Ballsbridge Finance Ltd. is offering for resale up to 2,250,000 shares of our common stock under this prospectus.



   Ballsbridge is an "underwriter" within the meaning of the Securities Act of 1933 in connection with its sales.

   Our common stock is traded on The Nasdaq National Market under the symbol "HEPH." On November 5, 2001, the last reported sale price for our common stock on The Nasdaq National Market was $8.90 per share.


   Before Buying Any Shares You Should Read The Discussion Of Material Risks Of Investing In Our Common Stock Under "Risk Factors" Beginning On Page 3.


   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

             The date of this prospectus is                 , 2001.

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Summary....................................................................   1
Risk Factors...............................................................   3
Special Note Regarding Forward-Looking Statements..........................  10
Common Stock Purchase Agreement............................................  11
Selling Stockholders.......................................................  16
Plan of Distribution.......................................................  17
Legal Matters..............................................................  20
Experts....................................................................  20
Where You Can Find More Information........................................  20


                               ----------------

   You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospectus may have changed since that date.


                     Dealer Prospectus Delivery Obligation

   Until         , 2001 (25 days after the commencement of this offering), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    SUMMARY

   This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.

Overview

   Hollis-Eden Pharmaceuticals, Inc., a development-stage pharmaceutical company, is engaged in the discovery, development and commercialization of products for the treatment of infectious diseases and immune system disorders, including HIV/AIDS, hepatitis B and C, and malaria.

   We are focusing our initial development efforts on a potent series of immune regulating hormones and hormone analogs. We are currently developing three clinical stage compounds with potentially broad therapeutic applications:
HE2000, HE2200 and, through our relationship with Aeson Therapeutics, HE2500. Our lead compound in this series, HE2000, is currently in Phase II clinical studies in HIV and malaria. HE2000 appears from early clinical studies to help reestablish immunologic balance in situations such as HIV where the immune system is dysregulated. In the setting of HIV we believe that, by reestablishing this balance, the immune system may be able to better control virus levels and potentially delay or prevent the progression to AIDS. In addition, based on the mechanism of action, we believe this compound will have an attractive safety profile and will avoid issues of resistance that plague many existing antiviral drugs.

   The ability to restore immune system balance has the potential to have broad applicability to a wide variety of infectious diseases and oncology-related applications as well as a number of inflammatory conditions. Our compounds have shown effects in preclinical and early clinical studies that indicate immune regulating hormones significantly reduce a number of well-recognized inflammatory mediators, increase cell-mediated immunity and reverse bone marrow suppression. As a result, we are studying the compounds in a series of different clinical trials in diseases associated with immune dysregulation. Based on the results of these studies we will choose the most attractive potential clinical indications to pursue for the pivotal clinical trials that are necessary for commercial approval.

   We are pursuing a partially integrated approach to building our business. As such, we intend to utilize third parties for many of our activities such as clinical development and manufacturing. We believe by being involved in the design and supervision of these activities, but not the day-to-day execution, we can preserve our flexibility and limit our expenditures during the development phase. If we are able to successfully develop HE2000 or other immune regulating hormones, we anticipate marketing them directly in the U.S. and potentially elsewhere. For certain therapeutic indications or geographic regions, we anticipate establishing strategic collaborations to commercialize these opportunities.

   Hollis-Eden Pharmaceuticals, HE2000, HE2100, HE2200, HE2300, HE2500 and the Hollis-Eden Pharmaceuticals stylized logo are trademarks of Hollis-Eden Pharmaceuticals, Inc. This prospectus also includes trademarks owned by other parties. All other trademarks mentioned are the property of their respective owners.


   Our principal executive offices are located at 9333 Genesee Drive, Suite 200, San Diego, California 92121 and our telephone number at that address is
(858) 587-9333. Our Internet site address is www.holliseden.com. Any information that is included or linked to our Internet site is not part of this prospectus.

                              Private Equity Line

   On September 13, 2001, we entered into a common stock purchase agreement with Ballsbridge Finance Ltd., a Nevis corporation, for the potential future issuance and sale of shares of our common stock. This common stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility. Each purchase of shares under the common stock purchase agreement is referred to as a drawdown. Under this arrangement, at our sole discretion and from time to time, we may make an unlimited number of drawdown requests over an 18-month period, pursuant to which Ballsbridge is obligated to purchase up to an aggregate of $10 million of our common stock. The purchase prices with respect to each drawdown will reflect a discount to the market price of our common stock over a period of days preceding each drawdown request. The discount will range from 4.5% to 8.5%, depending on our market capitalization at the time of pricing. In addition, as a commitment fee, we have agreed to issue to Ballsbridge a warrant to purchase shares of our common stock. The number of shares underlying the warrant will be equal to 5,000 shares for each $1 million of the equity drawdown facility that is not drawn down during the 18-month period. The warrant will be exercisable for three years following the 18-month period, at an exercise price equal to the market price of our common stock at the end of the 18-month period.

   In general, if we elect to draw down on the equity facility, the minimum amount we can draw down at any one time is $100,000 and the maximum amount will be the lesser of $2,000,000 or 20% of the volume weighted average price of our common stock multiplied by the average daily trading volume multiplied by the number of trading days in the applicable drawdown period. The drawdown period will be either 5, 10, 15 or 20 consecutive trading days, at our option.

   The total number of shares that may be issued under the facility will depend on a number of factors, in particular the market price and trading volume of our common stock during each drawdown period. The proceeds we receive from each drawdown will also be reduced by a 3% placement fee and a $1,000 escrow fee. If, on any day during the drawdown pricing period, the average volume-weighted price of our common stock drops below the minimum threshold price that we specify in the drawdown request, that day will be excluded from the relevant settlement and the aggregate amount of our drawdown request will be reduced accordingly.

                                  RISK FACTORS

   Any investment in shares of our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus before you decide to buy our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Business

If we do not obtain government regulatory approval for our products, we cannot sell our products and we will not generate revenues.

   Our principal development efforts are currently centered around immune regulating hormones, a class of drug candidates which we believe shows promise for the treatment of a variety of infectious diseases and immune system disorders. However, all drug candidates require U.S. FDA and foreign government approvals before they can be commercialized. Neither HE2000, our lead drug candidate, nor any of our other drug candidates have been approved for commercial sale. We expect to incur significant additional operating losses over the next several years as we fund development, clinical testing and other expenses while seeking regulatory approval. While limited clinical trials of HE2000 have to date produced favorable results, significant additional trials are required, and we may not be able to demonstrate that this drug candidate is safe or effective. If we are unable to demonstrate the safety and effectiveness of a particular drug candidate to the satisfaction of regulatory authorities, the product candidate will not obtain required government approval. If we do not receive FDA or foreign approvals for our products, we will not be able to sell our products and will not generate revenues.


If we do not successfully commercialize our products, we may never achieve profitability.

   We have experienced significant operating losses to date because of the substantial expenses we have incurred to acquire and fund development of our drug candidates. We have never had operating revenues and have never commercially introduced a product. Our accumulated deficit was approximately $56 million through June 30, 2001. Our net losses for fiscal years 2000, 1999 and 1998 were $19.5 million, $15.3 million and $5.4 million, and our net loss for the six months ended June 30, 2001 was $7.4 million. Many of our research and development programs are at an early stage. Potential drug candidates are subject to inherent risks of failure. These risks include the possibilities that no drug candidate will be found safe or effective, meet applicable regulatory standards or receive the necessary regulatory clearances. Even safe and effective drug candidates may never be developed into commercially successful drugs. If we are unable to develop safe, commercially viable drugs, we may never achieve profitability. If we become profitable, we may not remain profitable.


As a result of our intensely competitive industry, we may not gain enough market share to be profitable.

   The biotechnology and pharmaceutical industries are intensely competitive. We have numerous competitors in the United States and elsewhere. Our competitors include major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors have greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations than we do. In addition, academic and government institutions have become increasingly aware of the commercial value of their research findings. These institutions are now more likely to enter into exclusive licensing agreements with commercial enterprises, including our competitors, to develop and market commercial products.

   Our competitors may succeed in developing or licensing technologies and drugs that are more effective or less costly than any we are developing. Our competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates before we do. If competing drug candidates prove to be more effective or less costly than our drug candidates, our drug candidates, even if approved for sale, may not be able to compete successfully with our competitors' existing products or new products under development. If we are unable to compete successfully, we may never be able to sell enough products at a sufficient price that would permit us to generate profits.

We will need to raise additional money before we expect to achieve profitability; if we fail to raise additional money, it would be difficult to continue our business.

   As of June 30, 2001 our cash and cash equivalents totaled approximately $27.5 million. Based on our current plans, we believe these financial resources, together with the proceeds of this offering, if the equity line is fully utilized, and interest earned thereon, will be sufficient to meet our operating expenses and capital requirements through 2002. However, changes in our research and development plans or other events affecting our operating expenses may result in the expenditure of such cash before that time. We will require substantial additional funds in order to finance our drug discovery and development programs, fund operating expenses, pursue regulatory clearances, develop manufacturing, marketing and sales capabilities, and prosecute and defend our intellectual property rights. We intend to seek additional funding through public or private financing or through collaborative arrangements with strategic partners. You should be aware that in the future:

  . we may not obtain additional financial resources when necessary or on terms favorable to us, if at all; and

  .  any available additional financing may not be adequate.

If we cannot raise additional funds when needed or on acceptable terms, we would not be able to continue to develop HE2000 or any of our other product candidates.

If we raise additional money by issuing equity securities, your investment will be diluted.

   If we raise additional funding by issuing more equity securities, the new shares will dilute the voting power of your investment on a percentage basis.

Failure to protect our proprietary technology could impair our competitive position.

   As of the date of this prospectus, we own or have obtained a license to over 60 issued U.S. and foreign patents and over 100 pending U.S. and foreign patent applications. Our success will depend in part on our ability to obtain additional United States and foreign patent protection for our drug candidates and processes, preserve our trade secrets and operate without infringing the proprietary rights of third parties. We place considerable importance on obtaining patent protection for significant new technologies, products and processes. Legal standards relating to the validity of patents covering pharmaceutical and biotechnology inventions and the scope of claims made under such patents are still developing. Our patent position is highly uncertain and involves complex legal and factual questions. The applicant or inventors of subject matter covered by patent applications or patents owned by or licensed to us may not have been the first to invent or the first to file patent applications for such inventions. Due to uncertainties regarding patent law and the circumstances surrounding our patent applications, the pending or future patent applications we own or have licensed may not result in the issuance of any patents. Existing or future patents owned by or licensed to us may be challenged, infringed upon, invalidated, found to be unenforceable or circumvented by others. Further, any rights we may have under any issued patents may not provide us with sufficient protection against competitive products or otherwise cover commercially valuable products or processes.


Litigation or other disputes regarding patents and other proprietary rights may be expensive, cause delays in bringing products to market and harm our ability to operate.

   The manufacture, use or sale of our drug candidates may infringe on the patent rights of others. If we are unable to avoid infringement of the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, and fail to successfully defend an infringement action or to have infringing patents declared invalid, we may:

  .  Incur substantial money damages;

  .  Encounter significant delays in bringing our drug candidates to market;
     and/or

  . Be precluded from participating in the manufacture, use or sale of our drug candidates or methods of treatment without first obtaining licenses to do so.

We may not be able to obtain any required license on favorable terms, if at all.


   In addition, if another party claims the same subject matter or subject matter overlapping with the subject matter that we have claimed in a United States patent application or patent, we may decide or be required to participate in interference proceedings in the United States Patent and Trademark Office in order to determine the priority of invention. Loss of such an interference proceeding would deprive us of patent protection sought or previously obtained and could prevent us from commercializing our products. Participation in such proceedings could result in substantial costs, whether or not the eventual outcome is favorable. These additional costs could adversely affect our financial results.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

   In order to protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Existing pricing regulations and reimbursement limitations may reduce our potential profits from the sale of our products.

   The requirements governing product licensing, pricing and reimbursement vary widely from country to country. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after product licensing approval is granted. As a result, we may obtain regulatory approval for a product candidate in a particular country, but then be subject to price regulations that reduce our profits from the sale of the product. In some foreign markets pricing of prescription pharmaceuticals is subject to continuing government control even after initial marketing approval. In addition, certain governments may grant third parties a license to manufacture our product without our permission. Such compulsory licenses typically would be on terms that are less favorable to us and would have the effect of reducing our profits.

   Varying price regulation between countries can lead to inconsistent prices and some re-selling by third parties of products from markets where products are sold at lower prices to markets where those products are sold at higher prices. This practice of exploiting price differences between countries could undermine our sales in markets with higher prices and reduce the sales of our future products, if any. While we do not have any applications for regulatory approval of our products currently pending, the decline in the size of the markets in which we may in the future sell commercial products could cause the perceived market value of our business and the price of our common stock to decline.


   Our ability to commercialize our products successfully also will depend in part on the extent to which reimbursement for the cost of our products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the prices charged for medical products and services. If we succeed in bringing HE2000 and/or our other potential products to the market, such products may not be considered cost effective and reimbursement may not be available or sufficient to allow us to sell such products on a competitive basis.


Delays in the conduct or completion of our clinical trials or the analysis of the data from our clinical trials may result in delays in our planned filings for regulatory approvals, or adversely affect our ability to enter into collaborative arrangements.

   We may encounter problems with some or all of our completed or ongoing clinical studies that may cause us or regulatory authorities to delay or suspend our ongoing clinical studies or delay the analysis of data from our completed or ongoing clinical studies. If the results of our ongoing and planned clinical studies for our clinical candidates are not available when we expect or if we encounter any delay in the analysis of our clinical studies for our clinical candidates:


  . we may not have the financial resources to continue research and development of any of our product candidates; and

  . we may not be able to enter into collaborative arrangements relating to any product subject to delay in regulatory filing.

   Any of the following reasons could delay or suspend the completion of our ongoing and future clinical studies:

  .  delays in enrolling volunteers;

  .  lower than anticipated retention rate of volunteers in a trial;

  .  unfavorable efficacy results; or

  . serious side effects experienced by study participants relating to the product candidate.

If the manufacturers of our products do not comply with current Good Manufacturing Practices regulations, or cannot produce the amount of products we need to continue our development, we will fall behind on our business objectives.

   Outside manufacturers currently produce our drug candidates. Manufacturers producing our products must follow current Good Manufacturing Practices regulations enforced by the FDA and foreign equivalents. If a manufacturer of our products does not conform to the Good Manufacturing Practices regulations and cannot be brought up to such a standard, we will be required to find alternative manufacturers that do conform. This may be a long and difficult process, and may delay our ability to receive FDA or foreign regulatory approval of our products.

   We also rely on our manufacturers to supply us with a sufficient quantity of our drug candidates to conduct clinical trials. If we have difficulty in the future obtaining our required quantity and quality of supply, we could experience significant delays in our development programs and regulatory process.




Our ability to achieve any significant revenue may depend on our ability to establish effective sales and marketing capabilities.

   Our efforts to date have focused on the development and evaluation of our drug candidates. As we continue clinical studies and prepare for commercialization of our drug candidates, we may need to build a sales and marketing infrastructure. As a company, we have no experience in the sales and marketing of our drug candidates. If we fail to establish a sufficient marketing and sales force or to make alternative arrangements to have our products marketed and sold by others on attractive terms, it will impair our ability to commercialize our product candidates and to enter new or existing markets. Our inability to effectively enter these markets would materially and adversely affect our ability to generate significant revenues.

If we were to lose the services of Richard B. Hollis, or fail to attract or retain qualified personnel in the future, our business objectives would be more difficult to implement, adversely affecting our operations.

   Our ability to successfully implement our business strategy depends highly upon our Chief Executive Officer, Richard B. Hollis. The loss of Mr. Hollis' services could impede the achievement of our objectives. We also highly depend on our ability to hire and retain qualified scientific and technical personnel. The competition for these employees is intense. Thus, we may not be able to continue to hire and retain the qualified personnel needed for our business. Loss of the services of or the failure to recruit key scientific and technical personnel could adversely affect our business, operating results and financial condition.


We may face product liability claims related to the use or misuse of our products, which may cause us to incur significant losses.

   We are currently exposed to the risk of product liability claims due to administration of our product candidates in clinical trials, since the use or misuse of our product candidates during a clinical trial could potentially result in injury or death. If we are able to commercialize our products, we will also be subject to the risk of losses in the future due to product liability claims in the event that the use or misuse of our commercial products results in injury or death. We currently maintain liability insurance on a claims-made basis in an aggregate amount of $5 million. Because we cannot predict the magnitude or the number of claims that may be brought against us in the future, we do not know whether the insurance policies' coverage limits are adequate. The insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. Any claims against us, regardless of their merit, could substantially increase our costs and cause us to incur significant losses.


Trading in our shares could be subject to extreme price fluctuations that could adversely affect your investment.

   The market prices for securities of life sciences companies, particularly those that are not profitable, have been highly volatile, especially recently. Publicized events and announcements may have a significant impact on the market price of our common stock. For example:

  .  biological or medical discoveries by competitors;

  .  public concern about the safety of our product candidates;

  .  unfavorable results from clinical trials;

  .  unfavorable developments concerning patents or other proprietary rights;
     or

  .  unfavorable domestic or foreign regulatory developments;

may have the effect of temporarily or permanently driving down the price of our common stock. In addition, the stock market from time to time experiences extreme price and volume fluctuations which particularly affect the market prices for emerging and life sciences companies, such as ours, and which are often unrelated to the operating performance of the affected companies. For example, our stock price has ranged from $2.12 to $19.25 between January 1, 2000 and November 5, 2001. These broad market fluctuations may adversely affect the ability of a stockholder to dispose of his shares at a price equal to or above the price at which the shares were purchased. In addition, in the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against those companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which could materially adversely affect our business, financial condition and results of operations.

Because stock ownership is concentrated, you and other investors will have minimal influence on stockholders' decisions.

   Assuming that outstanding warrants and options have not been exercised, Richard B. Hollis, our Chief Executive Officer, owns approximately 24% of our outstanding common stock. Assuming the exercise of our outstanding warrants and options, Mr. Hollis would own approximately 22% of our outstanding common stock. As a result, Mr. Hollis may be able to significantly influence the management of Hollis-Eden and all matters requiring stockholder approval, including the election of directors. Such concentration of ownership may also have the effect of delaying or preventing a change in control of Hollis-Eden.

Risks Related To This Offering

Our common stock purchase agreement with Ballsbridge and the issuance of shares to Ballsbridge thereunder may cause significant dilution to our stockholders and may have an adverse impact on the market price of our common stock.

   The resale by Ballsbridge of the common stock that it purchases from us will increase the number of our publicly traded shares, which could depress the market price of our common stock. Moreover, as all the shares we sell to Ballsbridge will be available for immediate resale, the mere prospect of our sales to it could depress the market price for our common stock. The shares of our common stock issuable to Ballsbridge under the equity line facility will be sold at a discount ranging from 4.5% to 8.5% of the volume-weighted average daily price of our common stock during the applicable drawdown period, and the proceeds paid to us upon each drawdown will be net of a 3% placement fee and an escrow agent fee of $1,000. If we were to require Ballsbridge to purchase our common stock at a time when our stock price is low, our existing common stockholders will experience substantial dilution. The issuance of shares to Ballsbridge will therefore dilute the equity interest of existing stockholders and could have an adverse effect on the market price of our common stock.

   For example, if we assume that we issue 1,201,706 shares to Ballsbridge under the common stock purchase agreement at $8.3215 per share, which is equal to the closing price for our common stock on November 5, 2001, as adjusted to reflect Ballsbridge's 6.5% discount, which is the discount applicable to our market capitalization as of that date, then the voting power of our existing stockholders, based on 11,615,803 shares of our common stock outstanding as of November 5, 2001, would be reduced by approximately 9.4%.


   The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price resulting from our issuance of shares to Ballsbridge could encourage investors to engage in short sales of our common stock. Short selling is the selling of a security that the seller does not own, or any sale that is completed by the delivery of a security borrowed by the seller. By increasing the number of shares offered for sale, material amounts of short selling by third parties could further contribute to progressive price declines in our common stock. To the extent that short selling causes a decline in the price of our common stock, future issuances of our common stock to Ballsbridge will be at a lower price per share, which would increase the dilutive effect of these issuances.

If our common stock price drops significantly, we may be delisted from the Nasdaq National Market, which could eliminate the trading market for our common stock.

   Our common stock is quoted on the Nasdaq National Market. In order to continue to be included in the Nasdaq National Market, a company must meet Nasdaq's maintenance criteria. We may not be able to continue to meet these listing criteria. For example, to remain eligible for continued inclusion on the Nasdaq National Market, the minimum bid price of our common stock must equal at least $1.00 per share. As of November 5, 2001, the last reported sale price for our common stock was $8.90 per share. The issuance by us of shares of common stock to Ballsbridge, or the subsequent resale by Ballsbridge of those shares, in either case at a discount to the market price, may reduce the trading price of our common stock to a level below the Nasdaq minimum bid price requirement. Failure to meet Nasdaq's maintenance criteria may result in the delisting of our common stock from The Nasdaq National Market. If our common stock is delisted, in order to have our common stock relisted on The Nasdaq National Market we would be required to meet the criteria for initial listing, which are more stringent than the maintenance criteria. For example, the minimum bid price required for initial listing is $4.00 per share. Accordingly, if we were delisted we may not be able to have our common stock relisted on The Nasdaq National Market.


   If our common stock were delisted from the Nasdaq National Market, unless the delisting is in connection with the listing of our common stock on the Nasdaq SmallCap Market, American Stock Exchange or New York Stock Exchange, we would not be able to draw down any additional funds on the equity line. Finally, if our common stock is removed from listing on the Nasdaq National Market, it may become more difficult for us to raise funds through the sale of our common stock or securities convertible into our common stock.

We may be unable or elect not to access all or part of our equity line facility.

   If our stock price and trading volume fall below established levels, then we will not be able to draw down all $10 million pursuant to the proposed equity line facility with Ballsbridge. In addition, business and economic conditions may not make it feasible or preferable to draw down pursuant to this facility. Furthermore, if our common stock is delisted from the Nasdaq National Market or if we experience a material adverse change to our business that is not cured within 60 days, we may not be able to draw down any funds and the common stock purchase agreement may terminate. In addition, the common stock purchase agreement does not permit us to draw funds if the issuance of shares of common stock to Ballsbridge pursuant to the drawdown would cause Ballsbridge to beneficially own more than 9.9% of our issued and outstanding common stock at the time of issuance.

We may use the proceeds of this offering in ways with which you may not agree.

   Net proceeds to us from any sales to Ballsbridge will be used principally for the continued research, drug discovery and development of our technology and for general corporate purposes. We have not allocated any specific amount of our net proceeds for any particular purpose. Consequently, our management will have broad discretion with respect to the expenditure of the net proceeds of any sales to Ballsbridge, including discretion to use the proceeds in ways with which you may not agree.

Because Ballsbridge is a resident of a foreign country, it may be difficult or impossible to obtain or enforce judgments against Ballsbridge.

   Ballsbridge is a resident of Nevis and a substantial portion of its assets are located outside of the United States. As a result, it may be difficult or impossible to effect service of process on Ballsbridge within the United States. It may also be difficult or impossible to enforce judgments entered against Ballsbridge in courts in the United States based on civil liability provisions of the securities laws of the United States. In addition, judgments obtained in the United States, especially those awarding punitive damages, may not be enforceable in foreign countries.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plans," "potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

   You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

  .  failure to achieve positive results in clinical trials

  .  failure to obtain government regulatory approvals

  .  competitive factors

  .  our ability to raise additional capital

  .  uncertainty regarding our patents and patent rights

  . relationships with our consultants, academic collaborators and other third-party service providers

  .  our ability to enter into future collaborative arrangements

   You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

   The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.


   We use data and industry forecasts throughout this prospectus, which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Similarly, we believe that the surveys and market research we or others have performed are reliable, but we have not independently verified this information. We do not represent that any such information is accurate.

                        COMMON STOCK PURCHASE AGREEMENT

   On September 13, 2001, we entered into a common stock purchase agreement with Ballsbridge Finance Ltd., a Nevis corporation, for the future issuance and purchase of shares of our common stock. This common stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility.

   In general, the drawdown facility operates as follows: at our sole discretion and from time to time over the course of 18 months, we may make unlimited drawdown requests, pursuant to which the investor, Ballsbridge, is obligated to purchase up to an aggregate of $10 million of our common stock. The amount we can draw at each request must be at least $100,000. The maximum amount we can actually draw for each request is also limited to the lesser of $2,000,000 and 20% of the volume weighted average price of our common stock multiplied by the average daily trading volume multiplied by the number of trading days in the applicable drawdown period. The volume weighted average price is a calculation of the average trading price of our common stock taking into account the number of shares traded at each price. With respect to the common stock purchase agreement, the parties have agreed to use a calculation of volume weighted average price as determined by Bloomberg Financial. We are under no obligation to request a drawdown during any period or, in the absence of such a request, to issue any shares to Ballsbridge. If, on any day during the drawdown period, the average volume-weighted price of our common stock drops below the minimum threshold price that we specify in the drawdown request, that day will be excluded from the relevant settlement and the aggregate amount of our drawdown request will be reduced accordingly.


   The drawdown period will be either 5, 10, 15 or 20 consecutive trading days, at our option. Each drawdown period is divided into a number of settlement periods, each consisting of 5 consecutive trading days. After each 5-trading-day settlement period, the final drawdown amount for that settlement period is determined. We are entitled to receive funds on the 7th, 12th, 17th and 22nd day, as applicable, following the delivery of a drawdown notice. The final drawdown amount will be reduced by 1/5th, 1/10th, 1/15th or 1/20th (as applicable) for each trading day during the drawdown period that the volume-weighted average stock price falls below the threshold price set by us. We then use the formulas in the common stock purchase agreement to determine the number of shares that we will issue to Ballsbridge in return for the final drawdown amount. The formulas for determining the actual drawdown amounts, the number of shares that we issue to Ballsbridge and the price per share paid by Ballsbridge are described in detail beginning on page 45. The aggregate total of all drawdowns under the equity drawdown facility cannot exceed $10 million.

   The per share dollar amount that Ballsbridge pays for our common stock for each drawdown includes a discount, ranging from 4.5% to 8.5% depending on our market capitalization at the time (see below), to the average daily market price of our common stock for each day during the drawdown period, weighted by trading volume during each such trading day. We will receive the amount of the drawdown less an escrow agent fee of $1,000 and a placement fee equal to 3% of gross proceeds payable to the placement agent, Ladenburg Thalmann & Co. Inc. The price per share that Ballsbridge ultimately pays is determined by dividing the final drawdown amount by the number of shares that we issue to Ballsbridge.

   As mentioned above, Ballsbridge's discount varies depending on our market capitalization on the first day of the drawdown period. The discount will be determined as follows:

  .  8.5%, if our market capitalization is less than or equal to $55 million;

  . 7.5%, if our market capitalization is more than $55 million but less than or equal to $80 million;

  . 6.5%, if our market capitalization is more than $80 million but less than or equal to $105 million;

  . 5.5%, if our market capitalization is more than $105 million but less than or equal to $130 million; and

  .  4.5%, if our market capitalization is more than $130 million.

   The common stock purchase agreement does not permit us to draw funds if the issuance of shares of common stock to Ballsbridge pursuant to the drawdown would cause the Ballsbridge to beneficially own more than 9.9% of our issued and outstanding common stock at the time of issuance. In such cases, we will not be permitted to issue the shares otherwise issuable pursuant to the drawdown and Ballsbridge will not be obligated to purchase those shares. However, if Ballsbridge resells any of its shares, the resales would reduce the number of shares it beneficially owns, and would enable us to initiate a new drawdown and issue additional shares to Ballsbridge, subject once again to the 9.9% limitation.

   In connection with the common stock purchase agreement, we issued to Ballsbridge at the initial closing a warrant to purchase shares of our common stock. The number of shares underlying the warrant will be equal to 5,000 shares for each $1 million of the facility that is not drawn down during the 18-month period of the facility. The warrant will be exercisable for three years following the 18-month period, at an exercise price equal to the market price of our common stock at the end of the 18-month period. Ballsbridge is under no obligation to exercise this warrant.

The Drawdown Procedure and the Stock Purchases

   We may request a drawdown by issuing to Ballsbridge a drawdown notice, stating the amount of the drawdown that we wish to exercise and the minimum threshold price at which we are willing to sell the shares.

Amount of the Drawdown

   No drawdown can be less than $100,000 or more than the lesser of $2,000,000 and 20% of the weighted average price of our common stock for the number of days equal to the number of days in the particular drawdown period (e.g., 5, 10, 15 or 20), ending on the day prior to the date of our request, multiplied by the average daily trading volume for the number of days equal to the number of days in the particular drawdown period (e.g., 5, 10, 15 or 20), ending on the day prior to the date of our request, multiplied by the number of trading days in the drawdown period. A sample calculation of the maximum drawdown is described on page 46.

   Additionally, if any of the following events occur during the drawdown period, the investment amount for that drawdown period will be reduced by 1/x (where x equals the number of trading days in the drawdown period), and the volume weighted average price of that trading day will have no effect on the pricing of the shares purchased during that drawdown period:

  . the volume weighted average price is less than the minimum threshold price we designate;

  . trading in our common stock is suspended for more than three hours, in the aggregate, on any trading day; or

  . if the trading volume of our common stock on any trading day is less than 50% of the rolling average trading volume for the preceding 20 trading days.

Thus, with respect to the first bullet point above, if we set a threshold price too high, and if our stock price does not consistently meet that level over the trading days during the drawdown period, then the amount that we can draw and the number of shares that we will issue to Ballsbridge will be reduced. On the other hand, if we set a threshold price too low and our stock price falls significantly but stays above the threshold price, then we will be able to drawdown the greater of our drawdown request and the capped amount, but we will have to issue a greater number of shares to Ballsbridge at the reduced price. If we draw on the equity drawdown facility, then we cannot make another drawdown request until the following drawdown period.

Number of Shares

   The 5, 10, 15 or 20 (as applicable) trading days immediately following the drawdown notice are used to determine the number of shares that we will issue in return for the money provided by Ballsbridge, which then allows us to calculate the price per share that Ballsbridge will pay for our shares.

   To determine the number of shares of common stock that we can issue in connection with a drawdown, calculate 1/x of the drawdown amount determined by the formula above (where x equals the number of trading days in the drawdown period). This amount will be referred to as the "per-day drawdown amount." Then, for each of the 5, 10, 15 or 20 (as applicable) trading days immediately following the date on which we give notice of the drawdown, divide the per-day drawdown amount by a percentage, ranging from 91.5% to 95.5%, of the volume-weighted average daily trading price of our common stock for that day. This range of percentages accounts for Ballsbridge's discount, which ranges from 4.5% to 8.5%. The sum of these 5, 10, 15 or 20 (as applicable) daily calculations produces the maximum number of common shares that we can issue, unless, as described above, the volume-weighted average daily price for any given trading day is below the threshold amount, trading is suspended for any given trading day or volume is unusually low on any given trading day, in which case those days are ignored in the calculation.

Sample Calculation of Stock Purchases

   The following is an example of the calculation of the drawdown amount and the number of shares we would issue to Ballsbridge in connection with that drawdown based on the assumptions noted in the discussion below.

Sample Drawdown Amount Calculation

   For purposes of this example, suppose that we provide a drawdown notice to Ballsbridge, and that we set the threshold price at $6.00 per share. Also assume that we have elected to have a 10-day drawdown period. Suppose further that the total daily trading volume for the 10 trading days prior to our drawdown notice is 750,000 shares and that the average of the volume-weighted average daily prices of our common stock for the 10 trading days prior to the notice is $7.25. Under these hypothetical numbers, the maximum amount of the drawdown is as follows:

  . the total trading volume for the 10 trading days prior to our drawdown notice, 750,000, multiplied by

  . the average of the volume-weighted average daily prices of our common stock for the 10 trading days prior to the drawdown notice, $7.25, multiplied by

  .  20%

  .  equals $1,087,500.

   The maximum amount we can drawdown under the formula is therefore capped at $1,087,500, subject to further adjustments if the volume-weighted average daily price of our common stock for any of the 10 trading days following the drawdown notice is below the threshold price we set of $6.00. For example, if the volume-weighted average daily price of our common stock is below $6.00 on two of those 10 days, the $1,087,500 would be reduced by 1/10th for each of those days and our drawdown amount would be 8/10 of $1,087,500, or $870,000.

Sample Calculation of Number of Shares

   Using the same hypothetical numbers set forth above, and assuming that the volume-weighted average daily price for our common stock is as set forth in the table below, the number of shares to be issued based on any trading day during the drawdown period can be calculated as follows:

  .   1/10th of the drawdown amount of $1,087,500 divided by

  . 93.5% of the volume-weighted average daily price (reflecting a 6.5% discount because our market capitalization would be more than $80 million but less than $105 million).

For example, for the first trading day in the example in the table below, the calculation is as follows: 1/10th of $1,087,500 is $108,750. Divide $108,750 by 93.5% of the volume-weighted average daily price for that day of $7.6612 per share, to get 15,181 shares. Perform this calculation for each of the 10 measuring days during the drawdown period, excluding any days on which the volume-weighted average daily price is below the $6.00 threshold price, and add the results to determine the number of shares to be issued. In the example given in the table below, there are two days that must be excluded: days 6 and 7.

   After excluding the days that are below the threshold price, the total amount of our drawdown in this example would be $870,000, $543,750 of which would be settled on day 7 for the first settlement period, and $326,250 of which would be settled on day 12 for the second settlement period. The total number of shares that we would issue to Ballsbridge for this drawdown request would be 133,429 shares, so long as those shares do not cause the Ballsbridge's beneficial ownership to exceed 9.9% of our issued and outstanding common stock. Ballsbridge would pay $870,000, or $6.5203 per share, for these shares.

                                         Volume Weighted    Drawdown  Number of
Trading Day                            Average Price (1)(2)  Amount  Shares Sold
-----------                            -------------------- -------- -----------
1.....................................       $7.6612        $108,750    15,181
2.....................................       $7.2355        $108,750    16,074
3.....................................       $7.4262        $108,750    15,662
4.....................................       $7.1452        $108,750    16,278
5.....................................       $6.2701        $108,750    18,549
6.....................................       $5.9246               0         0
7.....................................       $5.8749               0         0
8.....................................       $6.3788        $108,750    18,233
9.....................................       $6.6502        $108,750    17,489
10....................................       $7.2862        $108,750    15,963
                                             -------        --------   -------
Total.................................                      $870,000   133,429
                                                            ========   =======

--------
(1) The share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.
(2) Days 9 and 10 are excluded because the volume-weighted average daily price is below the threshold specified in our hypothetical drawdown notice.

   We would receive the amount of our drawdown $870,000 less a 3% cash fee paid to the placement agent of $26,100 less a $1,000 escrow fee, for net proceeds to us of $842,900. The delivery of the requisite number of shares and payment of the drawdown will take place through an escrow agent, Atlas Pearlman, P.A. of Florida. Atlas Pearlman, P.A. also serves as legal counsel to Ballsbridge. The escrow agent pays the net proceeds to us, after subtracting its escrow fee, and 3% to Ladenburg Thalmann, our placement agent, in satisfaction of placement agent fees.

Necessary Conditions Before Ballsbridge is Obligated to Purchase Our Shares

   The following conditions must be satisfied before Ballsbridge is obligated to purchase any common shares that we may request from time to time:

  . a registration statement for the shares must be declared effective by the Securities and Exchange Commission and must remain effective, and the prospectus included therein current, including with respect to resales to be made by Ballsbridge, as of the drawdown settlement date;

  . trading in our common shares must not have been suspended by the Securities and Exchange Commission or The Nasdaq National Market;

  . we must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company, unless the acquiring company has agreed to honor the common stock purchase agreement;

  .  our business must not have experienced a material adverse effect; and

  .  we must have delivered to Ballsbridge an opinion of our legal counsel.

   A further condition is that, under the common stock purchase agreement, Ballsbridge is not permitted to purchase shares of our common stock pursuant to the drawdown to the extent that the purchase of those specific shares would result in Ballsbridge beneficially owning more than 9.9% of our common stock following such purchase. With respect to this 9.9% provision, any sales of the shares by Ballsbridge will reduce its beneficial ownership of our common stock and accordingly permit us to sell more shares to Ballsbridge under the common stock purchase agreement.

Termination of the Common Stock Purchase Agreement

   The equity drawdown facility established by the common stock purchase agreement will terminate 18 months from the effective date of the registration statement of which this prospectus forms a part. The facility shall also terminate if we experience a material adverse change to our business that is not cured within 60 days, if we file for protection from creditors, or if our common stock is delisted from The Nasdaq National Market, and not promptly relisted on Nasdaq, Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange.

Indemnification of Ballsbridge

   Ballsbridge is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the common stock purchase agreement, registration statement and the prospectus, except as they relate to information supplied by Ballsbridge to us for inclusion in the registration statement and prospectus.

                              SELLING STOCKHOLDERS

Overview

   The number of shares we are registering is based in part on our good faith estimate of the maximum number of shares we may issue to Ballsbridge under the common stock purchase agreement. Other than shares that may be issuable pursuant to the warrant, if we do not issue a drawdown request, we are under no obligation to issue any shares to Ballsbridge under the common stock purchase agreement. Accordingly, the number of shares we are registering for issuance under the common stock purchase agreement may be higher than the number we actually issue under the common stock purchase agreement. On the other hand, if our estimate is too low, we may need to file a new registration statement with the Securities and Exchange Commission, which will need to become effective before we can request additional drawdowns under the common stock purchase agreement.

Investor

   Ballsbridge is engaged in the business of investing in publicly traded equity securities for its own account. Ballsbridge was incorporated in Ireland on December 12, 1997, under the name Kilarten Finance Limited, and changed its name to Ballsbridge Finance Limited on December 10, 1998. Ballsbridge re-domiciled to the Island of Nevis on September 29, 1999. Its registered address is Hunkins Water Front Plaza, Main Street, Charlestown, Nevis, West Indies.


   Ballsbridge is an investment fund. Its activities are conducted offshore and it is not registered with the SEC as an investment company. Ballsbridge invests in (purchases and sells) securities for its own account, but has not previously acted as an underwriter of securities acquired under an equity credit facility, or otherwise. Consequently, it is a "new underwriter" within the meaning of
Item 508(b) of Regulation S-K. Investment decisions for Ballsbridge are made by its board of directors. Ballsbridge does not currently own any of our securities as of the date of this prospectus. Other than the warrant and Ballsbridge's obligation to purchase common shares under the common stock purchase agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between Ballsbridge and us other than as contemplated by the common stock purchase agreement.


   Ballsbridge has not held any positions or offices or had material relationships with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock. If, in the future, Ballsbridge's relationship with us changes, we will amend or supplement this prospectus to update this disclosure. As of the date of this prospectus, the directors of Ballsbridge are:


  .  Ms. Sophie Leacocos


  .  Ms. Justine Isserles


  .  Cofides SA, a Nevis corporation

                              PLAN OF DISTRIBUTION

General

   Ballsbridge is offering the common shares for its account as statutory underwriter, and not for our account. We will not receive any proceeds from the sale of common shares by Ballsbridge. Ballsbridge may offer for sale up to 2,200,000 common shares which it may acquire pursuant to the terms of the common stock purchase agreement more fully described under the section of this prospectus entitled "The Common Stock Purchase Agreement." Ballsbridge is a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of common shares and will be acting as an underwriter in its resales of the common shares under this prospectus. Ballsbridge has, prior to any sales, agreed that its trading activities in our securities will comply with applicable state and federal securities laws, rules and regulations and the rules and regulations of The Nasdaq National Market. We will pay the costs of registering the shares under this prospectus, including legal fees.

   To permit Ballsbridge to resell the common shares issued to it under the common stock purchase agreement, we agreed to register those shares and to maintain that registration. To that end, we have agreed with Ballsbridge that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act of 1933 and the rules and regulations promulgated thereunder, to keep it effective until the earliest of any of the following dates:

  . the date after which all of the common shares held by Ballsbridge that are covered by the registration statement have been sold by Ballsbridge pursuant to such registration statement; or


  . the date after which all of the common shares held by Ballsbridge that are covered by the registration statement may be sold, in the opinion of our counsel, without restriction under the Securities Act of 1933;


   Sales may be made on The Nasdaq National Market, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. Ballsbridge will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by Ballsbridge that there are no existing arrangements between it and any other stockholder, broker, dealer, underwriter or agent relating to the distribution of this prospectus. Ballsbridge is an underwriter in connection with resales of its shares.

   The common shares may be sold in one or more of the following manners:

  . a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  .  purchases by a broker or dealer for its account under this prospectus;

  . ordinary brokerage transactions and transactions in which the broker solicits purchases; or

  . privately negotiated transactions as permitted by Rule 15a-6 under the Securities Exchange Act of 1934.

   In effecting sales in or from the United States or to U.S. Persons (as defined in Rule 902 of Regulation S), brokers or dealers engaged by Ballsbridge may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by Ballsbridge. Brokers or dealers may receive commissions, discounts or other concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from Ballsbridge, and, if they act as agent for the purchaser of such common shares, from such purchaser.

   Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions, which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common shares.

   We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.


   Ballsbridge is subject to the applicable provisions of the Exchange Act of 1934, including without limitation, Rule 10b-5 and Regulation M thereunder. Therefore, under certain circumstances Ballsbridge can only cover a short position with respect to our securities with securities that it receives from us upon a drawdown from the equity drawdown facility. Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in a distribution of the common shares may not simultaneously purchase such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution. In addition, in connection with the transactions in the common shares, Ballsbridge will be subject to applicable provisions of the Exchange Act of 1934 and the rules and regulations under that Securities Act of 1933, including, without limitation, the rules set forth above. These restrictions may affect the marketability of the common shares.


   Ballsbridge will pay all commissions and its own expenses, if any, associated with the sale of the common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

Underwriting Compensation and Expenses

   The underwriting compensation for Ballsbridge will depend on the amount of financing that we are able to obtain under the common stock purchase agreement, up to a maximum of approximately $928,962 if we are able to obtain the entire $10 million in financing, assuming the highest discount that may be applied under the common stock purchase agreement. Ballsbridge will purchase shares under the common stock purchase agreement at a price equal to a percentage (ranging from 91.5% to 95.5%, depending on our market capitalization at the time) of the volume-weighted average daily price of our common stock on The Nasdaq National Market, as reported by Bloomberg Financial L.P. for each day in the pricing period with respect to each drawdown request.

   We also issued to Ballsbridge a warrant to purchase shares of our common stock. The number of shares underlying the warrant will be equal to 5,000 shares for each $1 million of the facility that is not drawn down during the 18-month period of the facility. The warrant will be exercisable for three years following the 18-month period, at an exercise price equal to the market price of our common stock at the end of the 18-month period.

   In addition, we are obligated to pay Ladenburg Thalmann, as compensation for its services as placement agent, a cash fee equal to 3% of the gross proceeds received from Ballsbridge under the common stock purchase agreement for drawdowns under the equity line. The placement agent compensation to Ladenburg Thalmann will depend on the amount of financing that we are able to obtain under the common stock purchase agreement, up to a maximum of approximately $300,000 if we obtain the entire $10 million in financing. However, the first $100,000 of placement fees due to Ladenburg Thalmann pursuant to the financing will be credited against an unrelated financial advisory fee of $100,000 previously paid to Ladenburg Thalmann by Hollis-Eden.

Limited Grant of Registration Rights

   We granted registration rights to Ballsbridge to enable it to sell the common stock it purchases under the common stock purchase agreement. In connection with any such registration, we will have no obligation:

  . to assist or cooperate with Ballsbridge in the offering or disposition of such shares;

  . to indemnify or hold harmless the holders of any such shares, other than Ballsbridge, or any underwriter designated by such holders;

  . to obtain a commitment from an underwriter relative to the sale of any such shares; or

  .  to include such shares within any underwritten offering we do.

   We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

   We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with Ballsbridge, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing

  .  the name of any broker-dealers;

  .  the number of common shares involved;

  .  the price at which the common shares are to be sold;

  . the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

  . that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

  .  any other facts material to the transaction.

   Our registration rights agreement with Ballsbridge provides that if the registration statement of which this prospectus forms a part is not available to permit Ballsbridge to resell common shares during any drawdown period or the three trading days after a drawdown period, and our stock price declines during that period, we are required to pay to Ballsbridge cash to compensate Ballsbridge for its inability to sell shares during the restriction period. The amount we would be required to pay would be the difference between the highest daily volume weighed average price of the common stock during the restriction period and the volume-weighted average price on the trading day immediately following the end of the restriction period, provided that we will not be obligated to pay Ballsbridge more than the actual losses it suffers by reason of any market decline during the restriction period.

                                 LEGAL MATTERS

   The validity of the common stock offered by this prospectus will be passed on by Cooley Godward LLP, San Diego, California.

                                    EXPERTS

   Our financial statements as of December 31, 2000 and 1999, and for each of the years ended December 31, 2000, 1999 and 1998, have been audited by BDO Seidman, LLP, as set forth in its report included in our Annual Report on Form 10-K for the year ended December 31, 2000. We incorporate these financial statements by reference into this prospectus in reliance upon such report given the authority of BDO Seidman, LLP as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Hollis-Eden and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.


   The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:


  .  Annual Report on Form 10-K for the year ended December 31, 2000;


  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;


  .  Proxy Statement for the 2001 Annual Meeting of Stockholders; and


  . Our registration statement on Form S-4, No. 333-18725, as amended, which includes a description of our common stock.


   You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:


  Hollis-Eden Pharmaceuticals, Inc.


  9333 Genesee Avenue, Suite 110


  San Diego, CA 92121


  Attn: Vice President-Controller


  Tel.: (619) 587-9333


   This prospectus is part of a larger registration statement we filed with the SEC. You should rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.


   The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

      SEC registration fee............................................ $  2,500
      Nasdaq National Market listing fee..............................   20,000
      Printing and engraving expenses.................................   10,000
      Legal fees and expenses.........................................   30,000
      Accounting fees and expenses....................................   10,000
      Miscellaneous...................................................   27,500
                                                                       --------
        Total......................................................... $100,000
                                                                       ========

Item 15. Indemnification of Directors and Officers.


   Under Section 145 of the Delaware General Corporation Law, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

   The registrant's bylaws provide that the registrant shall indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The registrant is also empowered under its bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. In addition, the registrant is required, subject to certain exceptions, to advance all expenses incurred by any director or executive officer in connection with a completed, pending or threatened action, suit or proceeding upon receipt of an undertaking by such director or executive officer to repay all amounts advanced by the registrant on such person's behalf if it is ultimately determined that such person is not entitled to be indemnified under the bylaws or otherwise.

   The registrant's Certificate of Incorporation provides that to the fullest extent permitted under Delaware law, the registrant's directors will not be personally liable to the registrant and its stockholders for monetary damages for any breach of a director's fiduciary duty. The Certificate of Incorporation does not, however, eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director is subject to liability for breach of the director's duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit and for improper distributions to stockholders and loans to directors and officers. This provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

   The registrant maintains directors' and officers' liability insurance.

Item 16. Exhibits and Financial Statement Schedules.

 (a)Exhibits.


Exhibit
Number   Description of Document
-------  -----------------------
4.1      Certificate of Incorporation of the Registrant (incorporated by reference to
         Exhibit 4.1 to Registrant's Registration Statement on Form S-4 (No. 333-18725),
         as amended (the "Form S-4")).
4.2      Bylaws of Registrant (incorporated by reference to Exhibit 4.2 to the Form S-
         4).
4.3      Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.4 to Registrant's Quarterly Report on Form 10-Q for the
         quarter ended June 30, 2001).
5.1      Opinion of Cooley Godward LLP.*
10.1     Common Stock Purchase Agreement, dated September 13, 2001, between Ballsbridge
         Finance Ltd. and the Registrant.*
10.2     Registration Rights Agreement, dated September 13, 2001, between Ballsbridge
         Finance Ltd. and the Registrant.*
10.3     Warrant Agreement, dated September 13, 2001, between Ballsbridge Finance Ltd.
         and the Registrant.*
10.4     Form of Indemnification Agreement between the Registrant and its directors and executive officers.*
23.1     Consent of BDO Seidman, LLP.
23.2     Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1     Power of Attorney.*

--------

* Previously filed.


 (b)Schedules.

   All schedules are omitted because they are not required, are not applicable or the information is included in the consolidated Financial Statements or Notes thereto.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

  (1) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) For purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
      Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


  (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 6, 2001.


                                                   /s/ Richard B. Hollis
                                          By: _________________________________
                                                  Richard B. Hollis
                                                  Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



              Signature                          Title                Date
              ---------                          -----                ----

                                        Chairman of the Board,
     /s/ Richard B. Hollis*              Chief Executive          November 6, 2001
-------------------------------------    Officer and Director
          Richard B. Hollis              (Principal Executive
                                         Officer)

        /s/ Daniel D. Burgess           Chief Operating
-------------------------------------    Officer/ Chief           November 6, 2001
          Daniel D. Burgess              Financial Officer
                                         (Principal Financial
                                         Officer)

                                        Vice President-
      /s/ Robert W. Weber*               Controller/ Chief        November 6, 2001
-------------------------------------    Accounting Officer
           Robert W. Weber               (Principal Accounting
                                         Officer)


    /s/ J. Paul Bagley III*             Director                  November 6, 2001
-------------------------------------
         J. Paul Bagley III


      /s/ Leonard Makowka*              Director                  November 6, 2001
-------------------------------------
           Leonard Makowka


              Signature                          Title                Date
              ---------                          -----                ----


                                     Director
   /s/ Brendan R. McDonnell*                                      November 6,
-------------------------------------                              2001
        Brendan R. McDonnell




                                        Scientific Advisor and
  /s/ Thomas Charles Merigan, Jr.*       Director                 November 6,
-------------------------------------                              2001
     Thomas Charles Merigan, Jr.


-------------------------------------   Director
          William H. Tilley


                                        Director
    /s/ Salvatore J. Zizza*                                       November 6,
-------------------------------------                              2001
         Salvatore J. Zizza


By:  /s/ Daniel D. Burgess              Chief Operating           November 6,
   ----------------------------------    Officer/                  2001
                                        Chief Financial Officer
                                        (Attorney-in-fact)

                                 EXHIBIT INDEX


Exhibit
Number   Description of Document
-------  -----------------------
4.1      Certificate of Incorporation of the Registrant (incorporated by reference to
         Exhibit 4.1 to Registrant's Registration Statement on Form S-4 (No. 333-18725),
         as amended (the "Form S-4")).
4.2      Bylaws of Registrant (incorporated by reference to Exhibit 4.2 to the Form S-
         4).
4.3      Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.4 to Registrant's Quarterly Report on Form 10-Q for the
         quarter ended June 30, 2001).
5.1      Opinion of Cooley Godward LLP.*
10.1     Common Stock Purchase Agreement, dated September 13, 2001, between Ballsbridge
         Finance Ltd. and the Registrant.*
10.2     Registration Rights Agreement, dated September 13, 2001, between Ballsbridge
         Finance Ltd. and the Registrant.*
10.3     Warrant Agreement, dated September 13, 2001, between Ballsbridge Finance Ltd.
         and the Registrant.*
10.4     Form of Indemnification Agreement between the Registrant and its directors and executive officers.*
23.1     Consent of BDO Seidman, LLP.
23.2     Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1     Power of Attorney.*

--------

* Previously filed.